SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2007

GRILL CONCEPTS, INC.

(Exact name of registrant as specified in Charter)

Delaware	0-23326	13-3319172
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11661 San Vicente Blvd., Suite 404

Los Angeles, California 90049

(Address of Principal Executive Offices)(Zip Code)

310-820-5559

(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As more fully-described in its reports on Form 8-K filed on March 15, 2006 and January 3, 2007 and in Note 5 to the financial statements in its annual report on Form 10-K for the year ended December 31, 2006, Grill Concepts, Inc. (the “Company”) has a revolving credit facility available to it. The Company from time to time has borrowed under the facility.

In conjunction with the conversion of the Company’s Series II Convertible Preferred Stock, as described in Item 3.02 below, accrued dividends on the preferred stock, in the amount of $491,917.81, were payable on conversion in cash or in stock, at the Company’s election. The Company has elected to pay the accrued dividends in cash. In order to fund the payment of the accrued dividends in cash, on May 3, 2007, the Company borrowed $500,000 under its credit facility.

Item 3.02.	Unregistered Sales of Equity Securities

On April 30, 2007, the Company issued 95,184 shares of common stock to one shareholder pursuant to the conversion of all outstanding shares of Series II Convertible Preferred Stock.

The shares were issued pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transaction did not involve a public offering and the offerees were sophisticated, accredited investors with access to the kind of information that registration would provide. No sales commissions were paid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GRILL CONCEPTS, INC.

Dated: May 3, 2007	By:	/s/ Philip Gay
Philip Gay
President and Chief Executive Officer

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